UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2022

Automatic Data Processing, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey		07068
(Address of principal executive offices)		(Zip Code)
(973) 974-5000
Registrant’s Telephone Number, Including Area Code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value (voting)	ADP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2022, Automatic Data Processing, Inc., a Delaware corporation (the “Company”), entered into a $3.75 billion 364-Day Credit Agreement (the “364-Day Facility”) with a group of lenders.

The 364-Day Facility replaced the Company’s prior $3.75 billion 364-day facility, entered into on June 9, 2021 (as amended, restated, supplemented or otherwise modified), which was terminated on July 1, 2022. JPMorgan Chase Bank, N.A. acts as Administrative Agent, and Bank of America, N.A., BNP Paribas, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents for the 364-Day Facility.

Two borrowing options will be available under the 364-Day Facility: (i) a competitive advance option and (ii) a revolving credit option. The competitive advance option will be provided on an uncommitted competitive advance basis through an auction mechanism. The revolving credit will be provided on a committed basis. Under each option, amounts borrowed and repaid may be reborrowed subject to availability under the 364-Day Facility.

The Lenders’ commitments under the 364-Day Facility will expire on June 30, 2023 and any borrowings outstanding will mature and be payable on such date (or, at the option of the Company, subject to the accuracy of all representations and warranties and the absence of any default, on June 30, 2024).

Under the 364-Day Facility, interest under a competitive advance option will be payable at the rates obtained from bids selected by the Company in accordance with the competitive auction procedures set forth in the 364-Day Facility.

At the Company’s option, under the 364-Day Facility, revolving loans denominated in U.S. Dollars will bear interest at a floating rate per annum based on margin over a Term SOFR-based rate for a one or three month interest period as selected by the Company or a margin over a floating rate per annum determined by reference to the highest of (i) JPMorgan Chase Bank, N.A.’s prime rate, (ii) the federal funds effective rate plus 0.50% per annum, and (iii) a Term SOFR-based rate for a one month interest period plus 1% per annum.

In addition, the Company will pay a commitment fee on the aggregate unused commitments at a rate of 0.0175% per annum. Also, the Company will pay a term-out fee of 0.75% of the amount of any loans outstanding under the 364-Day Facility after June 30, 2023.

The 364-Day Facility’s other terms are substantially similar to the terms of the facility it replaced, including customary covenants that restrict the Company’s and its borrowing subsidiaries’ ability to create liens or other encumbrances, enter into sale and leaseback transactions and enter into consolidations, mergers and transfers of all or substantially all of their respective assets. The 364-Day Facility contains customary events of default that would permit the lenders to accelerate the loans, including the failure to make timely payments under the 364-Day Facility or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency.

The Company has agreed to guarantee any obligations of any of its subsidiaries that are entitled to borrow the funds under the 364-Day Facility. Borrowings under the 364-Day Facility may be used for general corporate purposes.

The 364-Day Facility is led by J.P. Morgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp., Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Bookrunners. Barclays Bank PLC and MUFG, Ltd. are Documentation Agents for the 364-Day Facility.

Certain of the lenders under the 364-Day Facility, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The foregoing description is qualified in its entirety by reference to the 364-Day Facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	364-Day Credit Agreement, dated as of July 1, 2022, among Automatic Data Processing, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., BNP Paribas, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and Barclays Bank PLC and MUFG Bank, Ltd., as Documentation Agents.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC. (Registrant)

Date: July 1, 2022	By:	/s/ David Kwon
Name: David Kwon
Title: Vice President

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	364-Day Credit Agreement, dated as of July 1, 2022, among Automatic Data Processing, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., BNP Paribas, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and Barclays Bank PLC and MUFG Bank, Ltd., as Documentation Agents.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).